UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2006

STARMED GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-33153	52-2220728
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2029 Century Park East, Suite 1112, Los Angeles, CA 90067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 310-226-2555

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

(a)          StarMed Group, Inc. (the “Company”) announced today that it is terminating its Services Agreement and Sublease with Mothers and Daughters Center, each dated as of June 1, 2006. The termination is effective as of August 31, 2006. Pursuant to the Services Agreement and the Sublease, the Company established a StarMed Wellness Center adjacent to the Mothers and Daughters Center in Santa Ana, California. The Service Agreement and the Sublease were terminated after an issue arose regarding compensation that could not be resolved between the parties. The Company expects to take a restructuring charge of approximately $1,500 for the cost of closing down the facility.

(b)          The Company also announced today that it is terminating its agreement with Encino Wellness Center, A Medical Corporation, under which the Company managed a StarMed Wellness Center located at the Encino Surgical Medical Center. The termination is effective as of August 31, 2006. The relations between the two parties have been strained, and the Company believed that it was in its best interests to close the facility instead of continuing to operate it. The Company expects to take a restructuring charge of approximately $1,500 for the cost of closing down the facility.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1   Press Release, dated August 31, 2006, announcing the termination of the agreements with Mothers and Daughters Center and Encino Wellness Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARMED GROUP, INC.

Date: August 31, 2006	By:	/s/ Herman Rappaport
Herman Rappaport
President